                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant        /X/
Filed by a Party other than the Registrant  /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement           /_/ Confidential, For Use of the
/X/ Definitive Proxy Statement                Commission Only (as permitted by
/_/ Definitive Additional Materials           Rule 14a-6(e)(2))
/_/ Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                              HANOVER DIRECT, INC.
                (Name of Registrant as Specified in Its Charter)

                              HANOVER DIRECT, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 /X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.  Title of each class of securities to which transaction applies:
    ___________________________________________________________________________

2.  Aggregate number of securities to which transaction applies:
    ___________________________________________________________________________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    ___________________________________________________________________________

4.  Proposed maximum aggregate value of transaction:
    ___________________________________________________________________________

5.  Total fee paid:
    ___________________________________________________________________________

/_/ Fee paid previously with preliminary materials:
    ___________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

1.  Amount previously paid: ___________________________________________________

2.  Form, Schedule or Registration Statement No.: _____________________________

3.  Filing Party: _____________________________________________________________

4.  Date Filed: _______________________________________________________________

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2001

Dear Shareholders:

     We will hold the 2001 Annual Meeting of Shareholders of Hanover Direct, Inc., a Delaware corporation (the "Company"), at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017 on Thursday, May 31, 2001 at 9:30 a.m., local time. The meeting's purpose is to:

     1. Elect 6 directors;

     2. Ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 29, 2001; and

     3. Consider any other matters that are properly presented at the Annual Meeting and any adjournment.

     You may vote at the Annual Meeting if you were a shareholder of the Company's Common Stock at the close of business on Friday, April 27, 2001.

     Along with the attached Proxy Statement, we are also enclosing a copy of the Company's 2000 Annual Report to Shareholders, which includes our financial statements.

     All shareholders are cordially invited to attend. Whether or not you expect to attend the Annual Meeting, please vote. You may vote your shares by completing and returning the enclosed proxy card or you may vote via the Internet or by telephone. Instructions for voting via the Internet or by telephone are in the enclosed Proxy Statement. Your proxy is being solicited by the Board of Directors.

     In accordance with Delaware corporate law, the Company will make available for examination by any shareholder entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, New York, New York 10036, a complete list of the shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                                            Charles F. Messina
                                            Secretary

May 4, 2001

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                 PROXY STATEMENT FOR THE 2001 ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 31, 2001

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

ANNUAL MEETING:       May 31, 2001             Hotel Intercontinental
                      9:30 a.m., local time    111 East 48th Street
                                               New York, New York 10017
                      Close of business on Friday, April 27, 2001. If you were a shareholder at
RECORD DATE:          that time of the Company's Common Stock, you may vote at the Annual
                      Meeting. Each share of Common Stock is entitled to one (1) vote. All shares of Common Stock will vote together on all issues at the meeting. On the record date, we had 212,186,331 shares of our Common Stock outstanding. As of April 27, 2001, Richemont Finance S.A., a Luxembourg
                      company ("Richemont"), beneficially owned 102,790,657 shares of Common
                      Stock (approximately 48.4% of the outstanding Common Stock). Additionally,
                      Richemont holds an irrevocable proxy from a third party to vote an additional 4,289,000 shares of Common Stock (approximately 2% of the outstanding Common Stock) currently held by the third party.
MAILING DATE:         On or about Friday, May 4, 2001.
AGENDA:               1.  Elect 6 directors.
                      2.  Ratify the selection of Arthur Andersen LLP as our independent auditors for the fiscal year ending December 29, 2001.
                      3.  Any other proper business.

VOTE REQUIRED:        Proposal 1:                   The 6 nominees for director who receive the
                      Elect 6 directors             most votes will be elected. So, if you do not
                                                    vote for a nominee, your vote will not count
                                                    either for or against the nominee.
                      Proposal 2:                   The affirmative vote of a majority of the
                      Ratify Selection of Auditors  votes cast at the Annual Meeting, whether in person or proxy, is required to ratify the
                                                    selection of the auditors. So, if you abstain
                                                    from voting, your vote will not count either
                                                    for or against the proposal.
BROKER NON-VOTES:     If your broker does not vote on any of the 2 proposals, it will have no effect on the votes with respect to any of the 2 proposals.

                      Please vote; your vote is important. Prompt return of your proxy will help
PROXIES:              reduce the costs of resolicitation. In addition, stockholders of record can simplify their voting and reduce the Company's costs by voting their shares via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of Internet and telephone voting will depend on the policies of the bank or broker. Therefore, it is recommended that you follow the voting instructions on the form that you receive. If you do not choose to vote via the Internet or by telephone, please date, sign, and return the proxy card by mail.
                      Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "FOR" the Board's nominees for directors and "FOR"
                      the ratification of the appointment of the auditors.
                      If any nominee cannot or will not serve as a director, your proxy will vote in accordance with his or her best judgment. At the time we began printing this proxy statement, we did not know of any matters that needed to be acted upon at the Annual Meeting other than those discussed in this proxy statement. However, if any additional matters are presented to the Annual
                      Meeting for action, your proxy will vote in accordance with his or her best judgment.
PROXIES SOLICITED     The Board of Directors.
  BY:
REVOKING YOUR PROXY:  You may revoke your proxy or your vote via the Internet or by telephone before it is voted at the meeting. You may revoke any of the above if you either:
                      - deliver a signed, written revocation letter, dated later than this proxy, to: Charles F. Messina, Secretary, at Hanover Direct, Inc., 1500 Harbor
                        Boulevard, Weehawken, New Jersey 07087;
                      - deliver another signed proxy, dated later than this proxy, to Mr.
                      Messina, Secretary, at the address above, or vote again at a later date via the Internet or vote again at a later date by telephone; or
                      - attend the Annual Meeting, inform Mr. Messina, Secretary, of your desire to vote in person or by another proxy, and then vote in person or by another proxy at the Annual Meeting. Please note that attending the
                        Annual Meeting alone will not revoke your proxy or your vote via the
                        Internet or by telephone.

                      The Company will pay all costs, estimated at $25,000 in the aggregate, of
COST OF               soliciting these proxies. Although we are mailing these proxy materials,
  SOLICITATION:       our directors, officers and employees may also solicit proxies by telephone, telegram, facsimile, mail, e-mail or personal contact. Such persons will receive no additional compensation for such services, but the
                      Company may reimburse them for reasonable out-of-pocket expenses. We will also furnish copies of solicitation materials to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of shares of Common Stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses. American Stock Transfer & Trust
                      Company, the Company's transfer agent, is assisting us in the solicitation of proxies in connection with the Annual Meeting for no additional fee.
YOUR COMMENTS:        Your comments about any aspects of our business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help us to measure your satisfaction and we may benefit from your suggestions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION:

     The following table shows salaries, bonuses, and long-term compensation paid during the last three years for the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                                                                                 LONG TERM
                                                                                COMPENSATION
                                     ANNUAL COMPENSATION                        ------------
        NAME AND           FISCAL   ----------------------     OTHER ANNUAL       OPTIONS         ALL OTHER
   PRINCIPAL POSITION       YEAR    SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARDED (#)    COMPENSATION ($)
   ------------------      ------   ----------   ---------   ----------------   ------------   ----------------
Thomas C. Shull(1).......   2000     $ 75,000(2)       --        $15,000(8)       2,700,000(14)          --
President and Chief         1999           --          --             --                 --             --
Executive Officer           1998           --          --             --                 --             --
Rakesh K. Kaul(1)........   2000     $562,840    $744,599(3)     $63,493(9)              --        $ 3,000(17)
President and Chief         1999     $595,679    $887,577(3)     $57,749(9)              --        $11,365(18)
Executive Officer           1998     $547,382    $174,541(3)     $57,749(9)              --        $11,446(19)
Richard B. Hoffmann(1)...   2000     $296,154    $297,093(4)     $19,965(10)        250,000(15)     $ 3,159(20)
Senior Vice President and   1999     $315,385    $316,731(4)     $12,000(10)        300,000(16)     $ 3,386(21)
Chief Marketing Officer     1998     $226,437    $ 25,000(4)     $10,000(10)        250,000(16)     $   590(22)
Michael G. Lutz(1).......   2000     $321,634    $224,489(5)     $62,444(11)        202,000(15)     $ 3,379(23)
Executive Vice President    1999     $304,904    $224,489(5)     $12,000(11)             --        $ 7,280(24)
and Chief Operating
Officer                     1998     $293,014    $ 31,849(5)     $16,555(11)        100,000(16)     $ 4,823(25)
Brian C. Harriss(1)......   2000     $296,154    $129,500(6)     $12,000(12)        100,000(15)     $ 3,159(26)
Senior Vice President and   1999     $140,000          --        $ 6,000(12)             --        $   138(27)
Chief Financial Officer     1998           --          --             --                 --             --
Michael D. Contino(1)....   2000     $243,269    $182,718(7)     $12,000(13)        150,000(15)     $ 2,887(28)
Senior Vice President and   1999     $197,533    $182,718(7)     $12,000(13)             --        $ 3,080(29)
Chief Information Officer   1998     $177,152          --        $48,864(13)             --        $ 3,093(30)

---------------
 (1) Thomas C. Shull was named President and Chief Executive Officer and was elected to the Company's Board of Directors on December 5, 2000. Rakesh K. Kaul resigned as President and Chief Executive Officer and from the Company's Board of Directors as of December 5, 2000. Richard B. Hoffmann resigned from the Company on January 5, 2001 and Michael G. Lutz resigned on April 6, 2001. On April 25, 2001, Mr. Harriss became Executive Vice President and Chief Financial Officer of the Company and Mr. Contino became Executive Vice President and Chief Operating Officer of the Company.

 (2) Paid to Meridian Ventures, LLC, a limited liability company controlled by Mr. Shull, ("Meridian"), in consideration for providing the services of Mr. Shull, pursuant to the provisions of a Services Agreement dated as of December 5, 2000 (the "Services Agreement"), among Meridian, the Company and Mr. Shull. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

 (3) Includes the following payments made by the Company on behalf of Mr. Kaul: for fiscal 2000, a $744,599 2000 performance bonus paid in 2001; for fiscal 1999, a $887,577 1999 performance bonus paid in 2000 and a $142,978 bonus representing the excess of the lesser of the option price of certain vested options over $1.03; and for fiscal 1998, a $174,541 bonus representing the excess of the lesser of the option price of certain vested options over $1.03.

 (4) Includes the following payments made by the Company on behalf of Mr.
     Hoffmann: for fiscal 2000, a $297,093 2000 performance bonus paid in 2001; for fiscal 1999, a $291,731 1999 performance bonus paid in 2000 and $25,000 representing the second installment of a $50,000 sign-on bonus from 1998; and for fiscal 1998, $25,000 representing the first installment of a $50,000 sign-on bonus.

 (5) Includes the following payments made by the Company on behalf of Mr. Lutz: for fiscal 2000, a $224,489 2000 performance bonus paid in 2001; for fiscal 1999, a $224,489 1999 performance bonus paid in 2000; and for fiscal 1998, a $31,849 1998 performance bonus paid in 1999.

 (6) Includes the following payments made by the Company on behalf of Mr.
     Harriss: for fiscal 2000, a $129,500 2000 performance bonus paid in 2001.

 (7) Includes the following payments made by the Company on behalf of Mr.
     Contino: for fiscal 2000, a $182,718 2000 performance bonus paid in 2001; and for fiscal 1999, a $182,718 1999 performance bonus paid in 2000.

 (8) Paid to Meridian pursuant to the Services Agreement, and is deemed to cover Meridian's over-head (including legal and accounting), health care costs, payroll costs, and other expenses relating to Mr. Shull. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

 (9) Includes the following payments made by the Company on behalf of Mr. Kaul:
     $63,493 in car allowance and related benefits in 2000; $57,749 in car allowance and related benefits in 1999; and $57,749 in car allowance and related benefits in 1998.

(10) Includes the following payments made by the Company of behalf of Mr.
     Hoffmann: $19,965 in car allowance and related benefits in 2000; $12,000 in car allowance and related benefits in 1999; and $10,000 in car allowance and related benefits in 1998.

(11) Includes the following payments made by the Company on behalf of Mr. Lutz:
     $ 50,444 in relocation expenses and $12,000 in car allowance and related benefits in 2000; $12,000 in car allowance and related benefits in 1999; and $4,555 in relocation expenses and $12,000 in car allowance and related benefits in 1998.

(12) Includes the following payments made by the Company on behalf of Mr.
     Harriss: $12,000 in car allowance and related benefits in 2000; and $6,000 in car allowance and related benefits in 1999.

(13) Includes the following payments made by the Company on behalf of Mr.
     Contino: $12,000 in car allowance and related benefits in 2000; $12,000 in car allowance and related benefits in 1999; and $36,864 in relocation expenses and $12,000 in car allowance and related benefits in 1998.

(14) Granted pursuant to the Services Agreement and allocated to Mr. Shull. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

(15) Issued by the Company pursuant to the Company's 2000 Management Stock Option Plan. See "Report of the Compensation Committee on Executive Compensation -- 2000 Management Stock Option Plan."

(16) Issued by the Company pursuant to the Company's 1996 Stock Option Plan. See "Report of the Compensation Committee on Executive Compensation -- 1996 Stock Option Plan."

(17) Includes the following payments made by the Company on behalf of Mr. Kaul in 2000: $2,833 in matching contributions under the Company's 401(k) Savings Plan; $8,132 in long-term disability premiums; $328 in term life insurance premiums and $40 of accidental death insurance premiums.

(18) Includes the following payments made by the Company on behalf of Mr. Kaul in 1999: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $8,241 in long-term disability premiums; $418 in term life insurance premiums and $40 of accidental death insurance premiums.

(19) Includes the following payments made by the Company on behalf of Mr. Kaul in 1998: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $8,241 in long-term disability premiums; $499 in term life insurance premiums and $40 of accidental death insurance premiums.

(20) Includes the following payments made by the Company on behalf of Mr. Hoffmann in 2000: $2,833 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $438 in term life insurance premiums and $40 of accidental death insurance premiums.

(21) Includes the following payments made by the Company on behalf of Mr. Hoffmann in 1999: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $570 in term life insurance premiums and $40 of accidental death insurance premiums.

(22) Includes the following payments made by the Company on behalf of Mr. Hoffmann in 1998: $55 in long-term disability premiums; $515 in term life insurance premiums and $20 of accidental death insurance premiums.

(23) Includes the following payments made by the Company on behalf of Mr. Lutz in 2000: $2,833 in matching contributions under the Company's 401(k) Savings Plan; $3,722 in long-term disability premiums; $658 in term life insurance premiums and $40 of accidental death insurance premiums.

(24) Includes the following payments made by the Company on behalf of Mr. Lutz in 1999: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $3,722 in long-term disability premiums; $852 in term life insurance premiums and $40 of accidental death insurance premiums.

(25) Includes the following payments made by the Company on behalf of Mr. Lutz in 1998: $3,722 in long-term disability premiums; $1,061 in term life insurance premiums and $40 of accidental death insurance premiums.

(26) Includes the following payments made by the Company on behalf of Mr. Harriss in 2000: $2,833 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $438 in term life insurance premiums and $40 of accidental death insurance premiums.

(27) Includes the following payments made by the Company on behalf of Mr. Harriss in 1999: $37 in long-term disability premiums; $41 in term life insurance premiums and $10 of accidental death insurance premiums.

(28) Includes the following payments made by the Company on behalf of Mr. Contino in 2000: $2,833 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $270 in term life insurance premiums and $40 of accidental death insurance premiums.

(29) Includes the following payments made by the Company on behalf of Mr. Contino in 1999: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $264 in term life insurance premiums and $40 of accidental death insurance premiums.

(30) Includes the following payments made by the Company on behalf of Mr. Contino in 1998: $2,666 in matching contributions under the Company's 401(k) Savings Plan; $110 in long-term disability premiums; $277 in term life insurance premiums and $40 of accidental death insurance premiums.

STOCK OPTIONS:

     The following table contains information concerning options granted to the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during fiscal 2000.

                          OPTION GRANTS IN FISCAL 2000

                                    NUMBER OF
                                     SHARES         PERCENT OF
                                   UNDERLYING      TOTAL OPTIONS
                                     OPTIONS        GRANTED TO
                                   GRANTED IN      EMPLOYEES IN      EXERCISE     EXPIRATION    GRANT DATE
              NAME                 FISCAL YEAR    FISCAL YEAR (%)    PRICE ($)       DATE       VALUE ($)
---------------------------------  -----------    ---------------    ---------    ----------    ----------
Thomas C. Shull..................         --            --                --            --             --
Rakesh K. Kaul...................         --            --                --            --             --
Richard B. Hoffmann..............    250,000             5%            $3.18        1/3/10       $469,750
Michael G. Lutz..................    202,000             4%            $3.18        1/3/10       $379,558
Brian C. Harriss.................    100,000             2%            $3.18        1/3/10       $187,900
Michael D. Contino...............    150,000             3%            $3.18        1/3/10       $281,850
---------------------------------

     (a) Stock options granted to Thomas C. Shull are subject to the terms and conditions of the Services Agreement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     (b) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants in January 2000: risk free interest rate of 5.59%, expected lives of 6 years, expected volatility of 56.59%, and no expected dividends.

     The following table contains information concerning the fiscal 2000 year-end values of all options granted to the Chief Executive Officer and our four next highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                        FISCAL YEAR-END OPTION VALUES(1)

                                             NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                        OPTIONS AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END (#)
                                        -------------------------------    -----------------------------
                 NAME                   EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                 ----                   ------------     --------------    -----------     -------------
Thomas C. Shull.......................          --               --                 --               --
Rakesh K. Kaul........................   7,530,000               --        $(5,911,050)              --
Richard B. Hoffmann...................     260,834          539,166        $  (673,492)     $(1,393,133)
Michael G. Lutz.......................     297,083          244,917        $  (402,446)     $  (687,112)
Brian C. Harriss......................     133,334          366,666        $  (266,668)     $  (813,732)
Michael D. Contino....................     225,000          225,000        $  (228,175)     $  (598,725)

---------------
(1) Options for Mr. Kaul represent options granted in 1996 by the Company under the Tandem Option, the Closing Price Option and the Performance Year Option Plans, and by NAR under the Six, Seven, Eight and Nine Year Stock Option Plans. 40,000 options for Mr. Lutz represent tandem options granted pursuant to the 1993 Executive Equity Incentive Plan. Under this plan, options generally become exercisable after three years and expire after six years from the date of grant. 300,000 options for Mr. Lutz, 550,000 options for Mr. Hoffmann, 200,000 options for Mr. Contino and 400,000 options for Mr. Harriss represent options granted pursuant to the 1996 Stock Option Plan. Under this plan, these options become exercisable after three years and expire after six years from the date of grant. 250,000 options for Mr. Hoffmann, 202,000 options for Mr. Lutz, 150,000 options for Mr. Contino and 100,000 options for Mr. Harriss represent options granted pursuant to the 2000 Management Stock Option Plan. Under this plan, these options become exercisable after four years and expire after ten years from the date of grant. 100,000 options for Mr. Contino represents options granted effective November 3, 1999. These options become exercisable after four years.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS:

     The Company entered into a new Executive Employment Agreement, dated as of March 6, 2000, with Rakesh K. Kaul, the President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement provides for a three-year evergreen term commencing on March 6, 2000, at a base salary of $597,300 per year. The base salary is subject to review on an annual basis. On each anniversary, the Employment Agreement will automatically be extended for an additional year unless either party has given at least 90 days prior notice of nonrenewal. The Employment Agreement also provides that the Company, in its discretion, may assign Mr. Kaul to be Chief Executive Officer of erizon, Inc. under certain circumstances. The Employment Agreement provides for Mr. Kaul's participation in the 2000 Short-Term Incentive Plan for Rakesh K. Kaul. That plan provides for an annual bonus of between 0% and 150% of Mr. Kaul's base salary, depending on the attainment of various performance objectives as determined in accordance with the objective formula or standards adopted by the Compensation Committee as part of the performance goals for each such year. The Employment Agreement also provides for Mr. Kaul's participation in the 2000 Long-Term Incentive Plan for Rakesh K. Kaul. That plan provides Mr. Kaul with an option to purchase 6% of the Common Stock of erizon, Inc. (with protection against dilution through erizon, Inc.'s next round of financing) at the fair market value on the date of grant, which option vests in equal parts over four years and expires ten years following the date of grant (the "erizon Option"). The plan also provides for the modification to an option granted to Mr. Kaul on March 7, 1996 and expiring on March 7, 2006 to purchase 2,000,000 shares of Common Stock of the Company (the "Closing Price Option"). The option is now subject to a three-year vesting schedule, provided that it shall vest and become immediately exercisable upon satisfaction of the condition that the closing price of the Common Stock of the Company has attained an average of $4.50 per share during any period of 91 consecutive calendar days commencing after August 23, 1996 and ending on or before March 7, 2002. The Closing Price Option also provides that within thirty days after the Closing Price Option vests with respect to all or a portion of the shares of Common Stock underlying such option, the Company shall pay Mr. Kaul an additional cash amount equal to the number of shares of Common Stock with respect to which such option has vested on such vesting date, multiplied by the excess of (i) the lesser of the per share option price of such shares or the fair market value on such vesting date of a share of Common Stock, over (ii) $1.03. The Employment Agreement also provides for the grant of registration rights under the Securities Act of 1933, as amended (the "Securities Act"), for shares of Common Stock owned by Mr. Kaul and for (i) the registration of shares underlying the erizon Option within 90 days of erizon, Inc. becoming eligible to use an S-8 or other similar form, and (ii) the registration of shares underlying the Closing Price Option and of shares underlying options previously granted to Mr. Kaul by the Company, within 90 days of the execution of the Employment Agreement. In the event Mr. Kaul's employment is terminated by the Company other than for cause (as defined in the Employment Agreement) or he resigns without good reason (as defined in the Employment Agreement), he will be entitled to (i) continuation of his base salary for a period of 24-months; (ii) continued participation in the benefit plans of the Company for a period of 24-months; (iii) a bonus payable over 24 months equal to two times the greater of (x) his base salary or (y) the average of the short-term bonus amounts paid or payable to Executive (as defined in the Employment Agreement) for the two years preceding the year of termination; (iv) to the extent not previously paid, any short-term bonus for the year preceding the year of termination; and (v) for the year of termination, an additional bonus equal to his base salary, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. In the event Mr. Kaul's employment terminates as a result of death or disability (as defined in the Employment Agreement), he will be eligible to receive (i) to the extent not previously paid, the short-term bonus for the year preceding the year of termination; and (ii) for the year of termination an additional bonus equal to his base salary, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. The Employment Agreement and attachments thereto also provide that in the event Mr. Kaul's employment is terminated by Company without cause, by Mr. Kaul with good reason or due to death or disability, the erizon Option and the Closing Price Option shall vest and become exercisable in full. In the event that Mr. Kaul's employment terminates other than as a result of termination by the Company without cause, by Mr. Kaul with good reason or due to death or disability, he will not be entitled to any payment or bonus, other than, to the extent not previously paid, short-term bonus for the year preceding the year of termination. Mr. Kaul is also a participant in a change of control plan that is substantially similar to the change of control plan described below for other executives of the Company (the "Thirty-Six Month Compensation Continuation Plan"), provided that in the event of his termination without cause (as such term is defined in the plan) or his resignation with good reason (as such term is defined in the plan) within 24-months of a change of control (as such term is defined in the plan) he shall be entitled to receive, in a lump sum payment, an amount equal to: (i) three times his base salary; (ii) three times the greater of (x) his base salary or (y) the average of the short-term bonus amounts paid or payable to Executive for the two years preceding the year of termination;
(iii) to the extent not previously paid, any short-term bonus for the year preceding the year of termination; and (iv) for the year of termination, an additional bonus equal to his base salary, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. In addition, in the event of a termination following a change of control, Mr. Kaul will continue to participate in the Company's benefit plans for a period of 36-months and unvested options shall vest and become exercisable immediately. In the event Mr. Kaul's payments pursuant to the change of control plan exceed 110% of his "safe harbor," as provided for in Internal Revenue Code Section 280(G), Mr. Kaul's payments will be grossed-up for any excise taxes resulting therefrom. If the payments do not exceed 110% of his safe harbor, his payments will be reduced to the safe harbor limits of Internal Revenue Code Section 280(G). The Employment Agreement also provides that Mr. Kaul is subject to confidentiality and non-competition obligations set forth in an agreement annexed to the Employment Agreement (the "Non-Competition Agreement"). The Non-Competition Agreement provides in pertinent part that, for a period of 24-months following the termination of his employment for any reason, Mr. Kaul may not (i) be employed by or otherwise provide services to a person, business, enterprise or legal entity that is engaged in the same Business (as defined in the Employment Agreement) as the Company, including its subsidiaries, affiliates and successors; (ii) solicit the customers of the Company, including its subsidiaries, affiliates and successors; or (iii) solicit employees of the Company, including its subsidiaries, affiliates and successors.

     On December 5, 2000, Rakesh K. Kaul resigned as President and Chief Executive Officer, and resigned from the Board of Directors of the Company. The Company is involved in negotiations with Rakesh K. Kaul regarding the amount of cash and benefits to which Mr. Kaul is entitled as a result of his resignation on

December 5, 2000. The Company agrees with certain claims made on behalf of Mr. Kaul, including Mr. Kaul's entitlement to receive in excess of $3,000,000 as payment of short-term bonus, severance payable to Mr. Kaul under his Employment Agreement, and benefits continuation. The Company disagrees with other claims made on behalf of Mr. Kaul, including that Mr. Kaul is entitled to benefits under the Key Executive Thirty-Six Month Salary Continuation Plan, the valuation of Mr. Kaul's options in erizon, Inc. and whether Mr. Kaul is entitled to a bonus in connection with the Tandem Plan. The Company does not intend to make any payments to Mr. Kaul, other than salary and benefits continuation, until all outstanding issues are resolved and Mr. Kaul executes a general release in favor of the Company. No legal proceedings have been commenced to date with respect to this matter.

     On December 5, 2000, Thomas C. Shull was named President and Chief Executive Officer and was elected to the Board of Directors of the Company. Effective on that date, Mr. Shull, Meridian and the Company entered into the Services Agreement. Under the Services Agreement, Meridian will provide for the benefit of the Company the services of Mr. Shull and the services of two (or more, at Meridian's discretion) additional consultants (the "Consultants"). The term of the Services Agreement, and the term for the services of Mr. Shull, began on December 5, 2000 and terminate on December 4, 2001 (the "Agreement Term"), while the term for the services of the Consultants terminates on June 4, 2001.

     Under the Services Agreement, Meridian is to receive from the Company $75,000 per month for the services of Mr. Shull and, during the first six months of the Agreement Term, an additional $75,000 per month for the services of the Consultants (collectively, the "Base Fees"). The Company also is required to pay Meridian $30,000 per month during the first six months of services and $15,000 per month during the remaining six months of services (collectively, the "Flat Fees"). The Company also reimburses Mr. Shull and the Consultants for reasonable out-of-pocket expenses incurred on behalf of the Company.

     Pursuant to the Services Agreement, the Company has granted Mr. Shull and the Consultants stock options (the "Meridian Options") for an aggregate of four million (4,000,000) shares of the Company's Common Stock. Each option has an exercise price of $0.25 per share.

     Under the Services Agreement, additional amounts are payable to Meridian under certain circumstances upon the termination of the Services Agreement. If the termination is pursuant to a Company Breach or a Company Termination (as defined in the Services Agreement), Meridian shall be entitled to receive a lump sum payment equal to the greater of (i) $540,000 or (ii) the aggregate amount of Base Fees and Flat Fees to which it would have otherwise been entitled through the end of the Agreement Term. If the termination is a Liquidation Termination (as defined in the Services Agreement) and the amount realized in the related transaction equals or exceeds $0.50 per common share (or the equivalent of $0.50 per common share), Meridian shall be entitled to receive a lump sum payment equal to the aggregate amount of Base Fees and Flat Fees to which it would have otherwise been entitled through the end of the Agreement Term. If the termination is a Liquidation Termination and the amount realized in the related transaction is less than $0.50 per common share (or the equivalent of $0.50 per common share), Meridian shall be entitled to receive a lump sum payment equal to the greater of the aggregate amount of Base Fees and Flat Fees to which it would have otherwise been entitled through the end of the Agreement Term, or $1,000,000.

     The Company is required, under the Services Agreement, to maintain directors' and officer's liability insurance during the term of the Services Agreement. The Company is also required to indemnify Meridian, Mr. Shull and any member, officer or employee of, or consultant, contractor or subcontractor to, Meridian who serves as a Consultant to the Company.

     Effective December 26, 1999, the Company established the Hanover Direct, Inc. Key Executive Twenty-Four Month Compensation Continuation Plan for corporate executive vice presidents, corporate senior vice presidents, strategic unit presidents, or other employees selected by the Chief Executive Officer of the Company, all of whom are approved by the Plan Administrator (except Mr. Kaul, who has a separate agreement which is discussed above, including the named executives). The purpose of this plan is to attract and retain key management personnel by reducing uncertainty and providing greater personal security in the event of a Change of Control. For purposes of the plan, a "Change in Control" will occur: (i) when any person becomes, through an acquisition, the beneficial owner of shares of the Company having at least fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change of a Control: (a) if a person owns less than fifty percent (50%) of the voting power of the Company and that person's ownership increases above fifty percent (50%) solely by virtue of an acquisition of stock by the Company, then no Change of Control has occurred unless and until that person subsequently acquires one or more additional shares representing voting power of the Company; or (b) any acquisition by a person who as of the date of the establishment of the plan owned at least thirty-three percent (33%) of the Voting Shares; (ii) (a) notwithstanding the foregoing, when the shareholders of the Company approve any of the following (each, a "Transaction"): (I) any reorganization, merger, consolidation or other business combination of the Company; (II) any sale of fifty percent (50%) or more of the Company's assets; or (III) a complete liquidation or dissolution of the Company; (b) notwithstanding (ii) (a) above, shareholder approval of either of the following types of Transactions will not give rise to a Change of Control: (I) a Transaction involving only the Company and one or more of its subsidiaries; or
(II) a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; (iii) when, within any twenty-four (24) month period, persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company; or (iv) when the Company sells, assigns or transfers more than fifty percent (50%) of its interests in, or the assets of, one or more subsidiaries (each, a "Sold Subsidiary" and, collectively, "Sold Subsidiaries"); provided, however, that such a sale, assignment or transfer will constitute a Change of Control only for: (a) the participants who are employees of that Sold Subsidiary; and (b) the participants who are employees of a direct or indirect parent company of one or more Sold Subsidiaries of the Company, and then only if: (I) the gross assets of its Sold Subsidiaries constitute more than fifty percent (50%) of the gross assets of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company); (II) the property, plant and equipment of its Sold Subsidiaries constitute more than fifty percent (50%) of the property, plant and equipment of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company); or (III) in the case of a publicly-traded parent company, the ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of its Sold Subsidiaries to (y) the market capitalization of the parent company, is greater than 0.50. For purposes of this subsection (iii), any director who was not a director as of the effective date of this plan shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or the nominating committee who, at the time of the vote, qualified as Incumbent Directors either actually or by prior operation of this clause. In addition, persons (and their successors from time to time) who are designated by a holder of thirty-three percent (33%) or more of the Voting Shares to stand for election and serve as a director in lieu of other such designees serving as directors, shall be deemed to be Incumbent Directors for the purposes of this subsection
(iii). Notwithstanding the foregoing, any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director. For purposes of subsection (iv), a Transaction shall be deemed to involve the sale of more than fifty percent (50%) of a company's assets if: (a) the gross assets being sold constitute more than fifty percent (50%) of the gross assets of the company as stated on the most recent balance sheet of the company; (b) the property, plant and equipment being sold constitute more than fifty percent (50%) of the property, plant and equipment of the company as stated on the most recent balance sheet of the company; or (c) in the case of a publicly-traded company, the ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of the division, subsidiary or business unit being sold to (y) the market capitalization of the company is greater than 0.50. For purposes of subsection (iv), no Change of Control shall be deemed to have occurred if, immediately following a sale, assignment or transfer by the Company of more than fifty percent (50%) of its interest in, or the assets of, a Sold Subsidiary, any shareholder of the Company owning thirty-three percent (33%) or more of the voting power of the Company immediately prior to such transactions owns no less than the equivalent percentage of the voting power of the Sold Subsidiary.

     A participant in this plan shall be entitled to severance pay and benefits under the plan only if there occurs a Change of Control and thereafter the Company terminates the participant's employment without cause or the participant terminates his/her employment for good reason during the two (2) year period following the Change of Control. A participant shall not be entitled to severance pay and benefits under the plan if he/she (i) resigns other than for good reason, (ii) is terminated for cause, (iii) dies prior to a Change of Control or prior to a termination qualifying for severance pay and benefits under the plan, or (iv) voluntarily or involuntarily terminates employment as a result of a disability.

     The amount of severance pay and benefits to which a participant will be entitled shall include (i) an amount equal to twenty-four (24) months of the participant's base annualized salary; (ii) an amount equal to the lesser of (a) two (2) times the target bonus for the participant as defined in the Company's Management Incentive Plan, or (b) two (2) times the largest bonus calculated as a percentage of base salary earned by the participant during any of the three
(3) years prior to the Change of Control, except that those participants with less than one (1) full year of service as of the date of the Change of Control will be paid at two (2) times their target bonus amount as defined in the Company's Management Incentive Plan; (iii) an amount equal to the premiums needed to procure twenty-four (24) months of health insurance for the participant, the participant's spouse and the dependents of the participant at the COBRA rate then existing as of the date of the termination of the participant; (iv) an amount equal to twenty-four (24) months of the participant's car allowance then in effect as of the date of the termination of the participant; and (v) an amount equal to the cost of twelve (12) months of executive-level outplacement services at a major outplacement services firm.

     Effective April 27, 2001, the Company terminated the Hanover Direct, Inc. Key Executive Thirty-Six Month Compensation Continuation Plan and the Hanover Direct, Inc. Key Executive Twenty-Four Month Compensation Continuation Plan. Effective April 27, 2001, the Company established the Hanover Direct, Inc. Key Executive Eighteen Month Compensation Continuation Plan (the "Plan") for its Chief Executive Officer, corporate executive vice presidents, corporate senior vice presidents, strategic unit presidents, and other employees selected by its Chief Executive Officer. The purpose of the Plan is to attract and retain key management personnel by reducing uncertainty and providing greater personal security in the event of a Change of Control. For purposes of the Plan, a "Change of Control" will occur: (i) when any person becomes, through an acquisition, the beneficial owner of shares of the Company having at least 50% of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided, however, that the following acquisitions shall not constitute a Change of
Control: (a) if a person owns less than 50% of the voting power of Hanover and that person's ownership increases above 50% solely by virtue of an acquisition of stock by the Company, then no Change of Control will have occurred, unless and until that person subsequently acquires one or more additional shares representing voting power of the Company; or (b) any acquisition by a person who as of the date of the establishment of the Plan owned at least 33% of the Voting Shares; (ii)(a) notwithstanding the foregoing, a Change of Control will occur when the shareholders of the Company approve any of the following (each, a "Transaction"): (I) any reorganization, merger, consolidation or other business combination of the Company; (II) any sale of 50% or more of the Company's assets; or (III) a complete liquidation or dissolution of the Company; (b) notwithstanding (ii)(a), shareholder approval of either of the following types of Transactions will not give rise to a Change of Control: (I) a Transaction involving only the Company and one or more of its subsidiaries; or (II) a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; (iii) when, within any 24 month period, persons who were directors of the Company (each, a "Director") immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death or disability) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company (For purposes of (iii), any Director who was not a Director as of the effective date of the Plan will be deemed to be an Incumbent Director if such Director was elected to the Board of Directors by, or on the recommendation of, or with the approval of, at least a majority of the members of the Board of Directors or the nominating committee who, at the time of the vote, qualified as Incumbent Directors either actually or by prior operation of (iii), and any persons (and their successors from time to time) who are designated by a holder of 33% or more of the Voting Shares to stand for election and serve as Directors in lieu of other such designees serving as Directors on the effective date of the Plan shall be considered Incumbent Directors. Notwithstanding the foregoing, any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall not, under any circumstances, be deemed to be an Incumbent Director); or (iv) when the Company sells, assigns or transfers more than 50% of its interest in, or the assets of, one or more of its subsidiaries (each, a "Sold Subsidiary" and, collectively, "Sold Subsidiaries"); provided, however, that such a sale, assignment or transfer will constitute a Change of Control only for: (a) the Plan participants who are employees of that Sold Subsidiary; and (b) the Plan participants who are employees of a direct or indirect parent company of one or more Sold Subsidiaries, and then only if: (I) the gross assets of such parent company's Sold Subsidiaries constitute more than 50% of the gross assets of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company and with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company); (II) the property, plant and equipment of such parent company's Sold Subsidiaries constitute more than 50% of the property, plant and equipment of such parent company (calculated on a consolidated basis with the direct and indirect subsidiaries of such parent company and with reference to the most recent balance sheets of the Sold Subsidiaries and the parent company); or (III) in the case of a publicly-traded parent company, the ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of such parent company's Sold Subsidiaries, to (y) the market capitalization of such parent company, is greater than 0.50. (For purposes of (iv), a Transaction shall be deemed to involve the sale of more than 50% of a company's assets if: (a) the gross assets being sold constitute more than 50% of the gross assets of the company as stated on the most recent balance sheet of the company; (b) the property, plant and equipment being sold constitute more than 50% of the property, plant and equipment of the company as stated on the most recent balance sheet of the company; or (c) in the case of a publicly-traded company, the ratio (as of the date a binding agreement for the sale is entered) of (x) the capitalization (based on the sale price) of the division, subsidiary or business unit being sold, to (y) the market capitalization of the company, is greater than

0.50. For purposes of (iv), no Change of Control will be deemed to have occurred if, immediately following a sale, assignment or transfer by the Company of more than 50% of its interest in, or the assets of, a Sold Subsidiary, any shareholder of the Company owning 33% or more of the voting power of the Company immediately prior to such transactions, owns no less than the equivalent percentage of the voting power of the Sold Subsidiary.)

     A Plan participant will be entitled to Change of Control Benefits under the Plan solely if there occurs a Change of Control and thereafter the Company terminates his/her employment other than For Cause (as defined in the Plan) or the participant voluntarily terminates his/her employment with the Company For Good Reason (as defined in the Plan), in either case, solely during the 2 year period immediately following the Change of Control. A participant will not be entitled to Change of Control Benefits under the Plan if: (i) he/she voluntarily terminates his/her employment with the Company or has his/her employment with the Company terminated by the Company, in either case, prior to a Change of Control; (ii) he/she voluntarily terminates employment with the Company following a Change of Control but other than For Good Reason, (iii) he/she is terminated by the Company following a Change of Control For Cause, (iv) has his/her employment with the Company terminated solely on account of his/her death; (v) he/she voluntarily or involuntarily terminates his/her employment with the Company following a Change of Control as a result of his/her Disability (as defined in the Plan); or (vi) his/her employment with the Company is terminated by the Company upon or following a Change of Control but where he/she receives an offer of comparable employment, regardless of whether the participant accepts the offer of comparable employment.

     The Change of Control Benefits are as follows: (i) an amount equal to 18 months of the participant's annualized base salary; (ii) an amount equal to the product of 18 multiplied by the applicable monthly premium that would be charged by the Company for COBRA continuation coverage for the participant, the participant's spouse and the dependents of the participant under the Company's group health plan in which the participant was participating and with the coverage elected by the participant, in each case immediately prior to the time of the participant's termination of employment with the Company; (iii) an amount equal to 18 months of the participant's car allowance then in effect as of the date of the termination of the participant's employment with the Company; and
(iv) an amount equal to the cost of 12 months of executive-level outplacement services at a major outplacement services firm.

STOCK OPTION AND EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION:

     At various times, during the fiscal year ended December 30, 2000, the Stock Option and Executive Compensation Committee of the Board of Directors of the Company consisted of Shailesh J. Mehta (Chairman), Ralph Destino, Jan P. du Plessis, Alan G. Quasha, Howard M.S. Tanner, Eloy Michotte (Chairman) and Alan Grieve. None of such persons was, during such fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a Director of the Company. During the 2000 fiscal year, no member of the Stock Option and Executive Compensation Committee served as an executive of another entity where any of the Company's executives served on that entity's compensation committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION:

     The Stock Option and Executive Compensation Committee (the "Compensation Committee"), currently consisting of four (4) outside directors, has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Company's Board of Directors with respect to these policies. The Board of Directors has accepted the Compensation Committee's recommendations for 2000 compensation.

  Executive Compensation Philosophy

     The Compensation Committee's executive compensation philosophy supports the Company's overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of compensation delivered to executives to reflect such achievement is intended to be in the form of long-term incentives. This long-term focus emphasizes sustained performance and encourages retention of executive talent. In addition, executives are encouraged to hold a significant ownership stake in the Company so that their interests are closely aligned with those of the shareholders in terms of both risk and reward.

     The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company's executives consists of three components, which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives, commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company's short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company's owners and reward them for the creation of shareholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company's compensation philosophy, reinforce the Company's overall business strategy, and ultimately drive shareholder value creation.

  Base Salaries

     Individual salaries for executives of the Company, other than Mr. Shull, are generally influenced by several equally weighted factors: the qualifications and experience of the executive, the executive's level of responsibility within the organization, pay levels at firms which compete with the Company for executive talent, individual performance, and performance-related factors used by the Company to determine annual incentive awards. Mr. Shull joined the Company effective December 5, 2000. Mr. Shull's compensation and other benefits are specified in the Services Agreement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     The base salaries of the Company's executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above.

  Annual Incentive Awards

     In addition to base salaries, each of the Company's executives and selected key managers participate in the Company's Incentive Compensation Plan. Currently, approximately 240 executives and key managers are eligible to participate in the annual incentive plan. Under this plan, each participant is assigned a target bonus, expressed as a percentage of his/her base salary, which is paid if all performance targets are fully met. It is the policy of the Compensation Committee to position target bonuses at competitive levels. Individual target bonuses are based on the person's responsibility level in the organization and the bonus award opportunity at the other organizations included in the performance chart. Target bonus levels range from 5% to 100% of salary. Target bonus opportunities for Messrs. Hoffmann and Lutz were 50% of salary while maximum bonuses are 100% of salary.

     Participants are eligible to receive an annual bonus depending upon the extent to which certain goals are achieved. As in past years, performance goals for 2000 were based on Earnings Before Interest and Taxes (EBIT), cash flow and other customer satisfaction and performance-related goals including Inventory Fill, Inventory Turns, Returns and Order Cancellations. Goals are set at both the corporate and business unit levels, depending on the participant's scope of responsibility thus encouraging teamwork amongst the Company's employees. The importance of each goal in determining a participant's bonus award also depends on his/her scope of responsibility. Actual bonus levels vary depending upon the degree of achievement in relationship to the performance goals.

     Payouts of awards have been determined based on the Company's performance during fiscal 2000. 100% of awards made under the bonus plan are currently paid in cash.

  Long-Term Incentive Awards

  1993 Executive Equity Plan

     The 1993 Executive Equity Incentive Plan terminated in accordance with its terms on December 31, 1996. Such plan provided executives and other key employees with incentives to maximize the long-term creation of shareholder value. The long-term incentive plan encouraged executives to acquire and retain a significant ownership stake in the Company. Under the plan, executives were given an opportunity to purchase shares of Common Stock with up to 80% of the purchase price financed with a full recourse Company loan. For each share of stock an employee purchased, he/she received an option to acquire two additional shares of Common Stock, to a maximum of 250,000 shares in the aggregate, which vest after three years and expire after six years. By creating this opportunity, the Company encouraged executives to own Common Stock thereby aligning executives' interests with those of the shareholders. The number of shares offered for purchase to each executive and the corresponding number of tandem options increased with the executive's level of responsibility within the organization.

     In December 2000, the rights of certain participants in this plan expired. These participants had cumulative promissory notes of approximately $0.4 million payable to the Company, comprised of $0.3 million of principal and $0.1 million of interest, on the expiration date. Accordingly, collateral encompassing 80,000 shares of Common Stock, held in escrow on behalf of each participant, was transferred to and retained by the Company in satisfaction of the aforementioned promissory notes, which were no longer required to be settled.

  1996 Stock Option Plan

     The purpose of the 1996 Stock Option Plan is to provide employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock-based incentive compensation. Under the plan, employees may be granted options to purchase shares of Common Stock at the fair market value on the date of grant. The total options granted to an employee is one-half performance-based. The 1996 Stock Option Plan provides that options may be granted for terms of not more than 10 years.

     All employees are eligible to participate in the 1996 Stock Option Plan. During 2000, options to purchase shares of Common Stock were not granted to any employees of the Company pursuant to the 1996 Stock Option Plan.

  1999 Stock Option Plan for Directors

     The purpose of the 1999 Stock Option Plan for Directors is to advance the interests of the Company by providing non-employee directors of the Company, through the grant of options to purchase shares of Common Stock, with a larger personal and financial interest in the success of the Company. Under the terms of the plan, directors who are neither employees of the Company nor nonresident aliens shall be granted an option to purchase 50,000 shares of Common Stock as of the effective date of his or her initial appointment or election to the Board or, if later, the effective date of the plan, and shall be granted an option to purchase 10,000 shares of Common Stock on August 4, 2000 and August 3, 2001, provided that such directors continue to serve as directors on such dates. The price at which shares of Common Stock may be purchased upon the exercise of the options granted under the plan shall be the fair market value of such shares on the date of grant of the options. The plan provides that options shall be granted for terms of 10 years and shall vest one-third, one-third and one-third on the first, second and third anniversaries of the date of grant. In addition, options may not be exercised more than 3 months after a participant ceases to be a director of the Company, except in the case of death or disability, in which cases options may be exercised within 12 months after the date of such death or disability.

     During 2000, a total of 540,000 options to purchase shares of Common Stock were granted to the 9 eligible directors all in accordance with the 1999 Stock Option Plan for Directors. A total of 120,000 options to purchase shares of Common Stock which were granted to 2 eligible directors during 1999 and 2000 have expired following the resignation of such directors from the Company's Board of Directors.

  2000 Management Stock Option Plan

     The purpose of the 2000 Management Stock Option Plan is to advance the interests of the Company and its shareholders by providing employees of the Company, through the grant of options to purchase shares of Common Stock, with a larger personal and financial interest in the success of the Company. Under the terms of the plan, officers, directors, agents, and employees of the Company and consultants to the Company or of any subsidiary of the Company may be granted options to purchase shares of Common Stock at their fair market value on the date of grant. The plan provides that options may be granted for terms of not more than 10 years and shall vest according to the terms of the grant of the options. In addition, options may not be exercised more than 30 days after a participant ceases to be an employee of the Company, except in the case of death, disability or retirement, in which cases options may be exercised within 90 days after the date of death, disability or retirement.

     During 2000 and to date in 2001, 5,459,000 options to purchase shares of Common Stock were granted to approximately 126 employees in accordance with the plan including options to purchase an aggregate of 702,000 shares granted to the executives named in the executive compensation table.

  Chief Executive Officer Compensation

     On December 5, 2000, Rakesh K. Kaul resigned as President and Chief Executive Officer, and resigned from the Board of Directors of the Company. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     On December 5, 2000, Thomas C. Shull was named President and Chief Executive Officer and was elected to the Board of Directors of the Company. Effective on that date, Mr. Shull, Meridian and the Company entered into the Services Agreement. Under the Services Agreement, Meridian will provide for the benefit of the Company the services of Mr. Shull and the Consultants. The term of the Services Agreement, and the term for the services of Mr. Shull, began on December 5, 2000 and terminate on December 4, 2001, while the term for the services of the Consultants terminates on June 4, 2001. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

  Nondeductible Compensation

     The Compensation Committee currently does not anticipate that payments of compensation in 2001 to the Named Executives which are subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "$1 Million Limit"), will exceed $1 million in 2001. Consequently, the Company expects its executive compensation program to be fully deductible.

                                          Respectfully Submitted,

                                          The Stock Option and Executive
                                          Compensation Committee

                                          Eloy Michotte (Chairman)
                                          Ralph Destino
                                          Alan G. Quasha
                                          Alan Grieve

REPORT OF THE AUDIT COMMITTEE:

     The Audit Committee has reviewed and discussed with management and Arthur Andersen LLP, the Company's independent auditors, the Company's audited financial statements as of and for the year ended December 30, 2000.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended by SAS 90.

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

     Based on the review and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000.

                                          Respectfully Submitted,

                                          The Audit Committee

                                          Robert F. Wright (Chairman)
                                          J. David Hakman
                                          Kenneth Krushel

PERFORMANCE GRAPH:

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index (which includes the Company) and (ii) peer issuers from the Company's line of business selected by the Company in good faith.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
         AMONG HANOVER DIRECT, INC., THE S&P 500 INDEX AND A PEER GROUP

                               [COMPARISON GRAPH]

--------------------------------------------------------------------------------
                        12/95     12/96     12/97     12/98     12/99     12/00
--------------------------------------------------------------------------------
 HANOVER DIRECT,
  INC.                 $100.00   $48.00    $192.00   $220.00   $232.00   $ 24.00
 PEER GROUP            $100.00   $122.96   $163.98   $210.84   $255.22   $231.98
 S&P 500               $100.00   $152.11   $180.51   $235.24   $268.77   $146.36

* Direct Marketing Peer Group consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media; peer companies include Blair, Damark International, Lands' End, Lillian Vernon, Spiegel and Williams Sonoma. Fingerhut (a subsidiary of Federated Department Stores, Inc.) was removed from the Direct Marketing Peer Group in 2000.

NOTE: Assumes $100 invested on December 31, 1995 in the Company's Common Stock,
      S&P 500 Stock Index and the Direct Marketing Peer Group and that dividends of each are reinvested quarterly; December 2000 figures assume September 2000 shares outstanding for the Direct Marketing Peer Group given data availability.

DIRECTOR COMPENSATION:

     Non-employee directors of the Company or its subsidiaries receive an annual cash fee of $15,000 plus $500 for each Board meeting and $250 for each committee meeting they attended. In addition, such directors were entitled to share equally 1% of any pre-tax profits of the Company during 2000. Such profit sharing compensation was eliminated in 2001 in favor of an Eighteen Month Compensation Continuation Plan for Directors similar to the one put in place in 2001 for executives. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." We do not compensate our employees or employees of our subsidiaries who serve as directors. During fiscal 2000, the Company provided $50,000 of term life insurance for each director. During fiscal 2000, members of the Company's Transactions Committee, with the exception of J. David Hakman, were paid a cash bonus of $5,000 each for serving as members. J. David Hakman was paid a cash bonus of $25,000 for his services as Chairman of the Transactions Committee during fiscal 2000.

     During 2000, a total of 540,000 options to purchase shares of Common Stock were granted to the 9 eligible directors all in accordance with the 1999 Stock Option Plan for Directors. A total of 120,000 options to purchase shares of Common Stock which were granted to 2 eligible directors during 1999 and 2000 have expired following the resignation of such directors from the Company's Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     The Company is or has been a party to various agreements with Richemont, which at December 30, 2000, owned approximately 48% of the Company's Common Stock through direct ownership. On June 1, 1998, Richemont entered into an agreement with a third party whereby Richemont was granted an irrevocable proxy to vote approximately 4.3 million shares currently held by the third party. Accordingly, Richemont has voting control of approximately 50% of the Company.

     In December 1996, the Company finalized its agreement (the "Reimbursement Agreement") with Richemont, that provided the Company with up to approximately $28 million of letters of credit through Swiss Bank Corporation, New York Branch. The Company also paid a facility fee equal to 5% of the principal amount of the letters of credit as well as all other fees incurred in connection with providing the facility. The three letters of credit, which were to expire on February 18, 1998, carried an interest rate of 3.5% above the prime rate and were payable to Swiss Bank Corporation quarterly on amounts drawn under the letters of credit. In the event that the Company had not paid in full, by the expiration date, any outstanding balances under the letters of credit, Richemont had the option, exercisable at any time prior to payment in full of all amounts outstanding under the letters of credit, to convert such amount into Common Stock of the Company at the mean of the bid and ask prices of the Company's Common Stock on November 8, 1996, or the mean of the bid and ask prices of the Company's Common Stock on each of the thirty days immediately prior to the date of exercise of the conversion privilege. The Reimbursement Agreement was subordinate to the Company's Credit Facility with Congress Financial Corporation. On December 5, 1996, Richemont advanced the Company $10 million against the anticipated $28 million line of credit. The Company repaid the $10 million loan after the letter of credit agreement was completed on December 19, 1996. In November 1997, Richemont definitively agreed to extend its guarantee under the Reimbursement Agreement to March 30, 1999. As consideration for this transaction, the Company paid to Richemont a fee of 4% of the principal amount of each letter of credit aggregating $1,113,483.28. The extension required the approval of Congress Financial Corporation ("Congress") and Swiss Bank, which approvals were obtained in February 1998 and was subject to certain other conditions. On February 18, 1998, the extension of the Richemont guarantee and the closing of this transaction were consummated. Accordingly, the expiration dates of two of the letters of credit were extended through March 30, 1999, and the letters of credit were amended to reflect the assignment of all obligations thereon from Swiss Bank, New York Branch to Swiss Bank, Stamford Branch. A substitute letter of credit having an expiration date of March 30, 1999 was issued to replace the third letter of credit. In February 1999, Richemont definitively agreed to extend its guarantee under the Reimbursement Agreement to March 31, 2000. As consideration for this transaction, the Company paid Richemont a fee equal to 9.5% of the principal amount of each letter of credit aggregating $2,486,000. The extension required the approval of Congress and UBS AG, the successor to Swiss Bank, which approvals were obtained in March 1999, and was subject to certain other conditions. On March 30, 1999, the closing of the transaction was consummated. Accordingly, the expiration dates of all three letters of credit were extended through March 30, 2000. On March 24, 2000, the securities which were supported by the three UBS letters of credit were redeemed by the Trustees for such securities drawing on the letters of credit for the outstanding principal balance of the securities and accrued and unpaid interest. No further draws may be made under the letters of credit. The Company has reimbursed UBS for the drawings under the letters of credit, and no amounts are owing by the Company to Richemont under the Reimbursement Agreement.

     From March 1, 2000 through August 24, 2000, the Company was a party to a $25.0 million unsecured line of credit facility (the "Richemont $25,000,000 Line of Credit") with Richemont. Borrowings under the Richemont $25,000,000 Line of Credit bore interest at a rate of 0.583% per month (an annualized rate of 7.0%) on the average monthly balance outstanding. In addition, the Company paid Richemont a monthly fee of $62,500 each month from March 1, 2000 up to August 24, 2000. On August 24, 2000, the Richemont $25,000,000 Line of Credit was terminated and all borrowings outstanding as of August 24, 2000 of approximately $25.0 million, plus accrued and unpaid interest and fees, were repaid and retired from a portion of the net proceeds obtained from the issuance of the Company's Series A Preferred Stock (as defined below) to Richemont.

     From March 24, 2000 through August 24, 2000, the Company was a party to a $10.0 million unsecured line of credit facility (the "Richemont $10,000,000 Line of Credit") with Richemont. Borrowings under the Richemont $10,000,000 Line of Credit bore interest at a rate of 0.125% per month (an annualized rate of 1.5%) on the average monthly balance outstanding. In addition, the Company paid Richemont a monthly facility fee of $79,200 each month during the term of the Richemont $10,000,000 Line of Credit. The Richemont $10,000,000 Line of Credit facility provided the Company with financing from Richemont should the excess availability under the Congress Credit Facility fall below $3.0 million. Additionally, the Company could have borrowed up to $5.0 million under the Richemont $10,000,000 Line of Credit to pay trade creditors in the ordinary course of business. On August 24, 2000, the Richemont $10,000,000 Line of Credit was terminated and all borrowings outstanding as of August 24, 2000 of approximately $5.0 million, plus accrued and unpaid interest and fees, were repaid and retired from a portion of the net proceeds obtained from the issuance of the Company's Series A Preferred Stock to Richemont.

     The Richemont $25,000,000 Line of Credit and the Richemont $10,000,000 Line of Credit were conditions to a March 24, 2000 amendment to the Company's credit facility with Congress Financial Corporation, which amendment provided for a maximum credit of up to $82,500,000. Such Richemont Lines of Credit were subordinated to the amended Congress credit facility.

     On August 24, 2000, the Company issued 1.4 million shares of preferred stock designated as Series A Cumulative Participating Preferred Stock (the "Series A Preferred Stock") to Richemont for $70.0 million. The Company used the proceeds of the issuance of the Series A Preferred Stock to repay in full all borrowings outstanding under the Richemont $10,000,000 Line of Credit and the Richemont $25,000,000 Line of Credit, plus accrued and unpaid interest and fees thereon, and for working capital purposes. No dividends have been paid on the Series A Preferred Stock, and as of March 31, 2001, the Company had accreted dividends of approximately $6.5 million, and had reserved 130,829 additional shares of Series A Preferred Stock for the payment of such accreted dividends.

     Of the Named Executives, only Michael G. Lutz purchased shares of the Company's Common Stock pursuant to the 1993 Executive Equity Incentive Plan. Pursuant to such plan, Mr. Lutz financed 80% of the purchase price of the shares he purchased with a full recourse Company loan due in 2001. This loan was outstanding at the end of fiscal 1997, 1998, 1999 and 2000 and, as of March 31, 2001, was outstanding in the following amount and with the following interest rate: $44,000/6.83%.

     On August 23, 1996, Rakesh K. Kaul, the Company's former Chief Executive Officer and President, purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul. Pursuant to such plan, Mr. Kaul financed 80% of the purchase price of such shares ($1,396,750) with a nonrecourse Company loan (the "Tandem Loan") originally due in four equal consecutive annual installments of $349,187.50, together with interest thereon. The Tandem Loan is secured by a pledge of such shares. In March 1998, the terms of the Tandem Loan were amended and restated to provide for payment due in two installments. The first installment of $349,187.50 was made by Mr. Kaul to the Company on August 23, 1997 and the balance of principal is due on August 23, 2000. The Tandem Loan, which bears interest at 6.84%, was outstanding at the end of fiscal 1997, 1998, 1999 and 2000 and, as of March 31, 2001, in the principal amount of $1,047,562. The Company has agreed to pay Mr. Kaul, on or before the due dates, a bonus equal to the amount of the principal and/or interest due on the Tandem Loan. The Company also paid Mr. Kaul a sign-on bonus equal to the amount of the purchase price of the shares required to be paid in cash. In addition, in connection with the amendment and restatement of the terms of the Tandem Loan in March 1998, a second note (the "Tax Note") was issued by Mr. Kaul to the Company in the amount of $211,729 to cover the tax consequences of the payment of the first installment on the Tandem Loan. The Tax Note bears interest at 6.84% and is due in full on August 23, 2001. On December 5, 2000, Mr. Kaul resigned his positions with the Company. The Company is involved in negotiations with Mr. Kaul regarding the amount of cash and benefits to which he is entitled as a result of such resignation. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     Pursuant to an Executive Employment Agreement dated as of March 7, 1996 between the Company and Mr. Kaul, the Company and NAR were obligated to pay Mr. Kaul, within 30 days after each date as of which any stock option granted under the Long-Term Plan for Rakesh K. Kaul vested with respect to all or a portion of the shares of Common Stock covered by such option, an additional cash amount equal to the number of shares of Common Stock with respect to which such option became vested on such vesting date multiplied by the excess of (i) the lesser of the option price of such option or the fair market value on such vesting date (equal to the closing price of the Common Stock on the American Stock Exchange) of a share of Common Stock, over (ii) $1.03. Pursuant to such provision, the Company paid Mr. Kaul $349,083 and NAR paid Mr. Kaul an additional $142,977 from 1997 through 1999. No such payments were made in 2000.

     Diana Quasha, the wife of Alan Quasha, a Director of the Company, entered into an employment agreement (the "Henre Employment Agreement") with Henre, Inc. ("Henre"), a subsidiary of the Company and party to a distribution arrangement with Compagnie de la Chine, on June 25, 1999. Pursuant to the Henre Employment Agreement, Ms. Quasha served as President of Henre retroactive to May 10, 1999 at the base salary of $115,000 per year. She was eligible for an annual cash bonus of up to fifty percent (50%) of her base salary, with a target of twenty-five percent (25%) of her base salary, based on the business's achieving planned performance levels. Under the Henre Employment Agreement, she also was entitled to receive a five percent (5%) non-voting equity stake in any joint venture between Henre and Compagnie de la Chine upon the formation of the joint venture company: one-half of this stake would vest over five (5) years in ten percent (10%) increments upon each anniversary date of her employment provided she remains employed and the other half would vest in the sole discretion of the Chief Executive Officer of the Company based on her performance. The distribution agreement under which any such joint venture would have been formed has been terminated. In addition, under the Henre Employment Agreement, Ms. Quasha was eligible to participate in the Company's various employee benefit plans and was entitled to three (3) weeks paid vacation per year.

     Ms. Quasha resigned as President of Henre effective January 5, 2001, and the Henre Employment Agreement has terminated. Under an Agreement and General Release of Claims between the Company and Ms. Quasha, the Company has agreed to pay Ms. Quasha discretionary severance of $57,500 over a period of six (6) months. Ms. Quasha has released all claims against the Company and its subsidiaries.

     Paul Quattro, the brother-in-law of Michael Contino, Senior Vice President and Chief Information Officer of the Company, was hired by the Company in May 2000 as an independent contractor. Mr. Quattro held various project manager positions at Desius LLC in the internet group. Mr. Quattro's employment with the Company was terminated on January 5, 2001 in connection with the Company's cessation of operations with respect to Desius LLC. Mr. Quattro was paid $68,214.93 for his eight (8) months of service to the Company.

     On December 5, 2000, Mr. Shull, Meridian, and the Company entered into the Services Agreement. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

     Either the Company's Board of Directors, a committee of the Company's Board of Directors, or the Shareholders have approved these relationships and transactions and, to the extent that such arrangements are available from non-affiliated parties, all relationships and transactions are on terms no less favorable to the Company than those available from non-affiliated parties.

             PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY

CERTAIN BENEFICIAL OWNERS:

     The following table lists the beneficial owners known by management of at least 5% of the Company's Common Stock as of April 25, 2001. Information in the table is based on information furnished to us by such persons or groups and statements filed with the SEC.

  NAME AND ADDRESS                                               SHARES OF      PERCENT OF
  OF BENEFICIAL OWNER                                           COMMON STOCK     CLASS(1)
  -------------------                                           ------------    ----------
  Richemont Finance S.A.......................................  102,790,657(2)     48.4%
    35 Boulevard Prince Henri
    L 1724 Luxembourg
  Regan Partners, L.P. and Basil P. Regan.....................   38,728,350(3)     18.2%
    6 East 43rd Street
    New York, New York 10017

---------------
(1) Percentages computed on the basis of 212,186,331 shares of Common Stock outstanding as of April 25, 2001.

(2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 3 to the Statement on Schedule 13D filed by Richemont on August 6, 1998 with the SEC. Such figure does not include 1,510,000 shares of Common Stock owned by NAR Group Limited, of which Richemont is a shareholder, which could also be deemed to be beneficially owned by Richemont (which has shared power to vote and dispose of such shares). Richemont also holds an irrevocable proxy to vote an additional 4,289,000 shares of Common Stock currently held by a third party, representing an additional 2.0% of the Common Stock outstanding as of April 25, 2001. Richemont disclaims beneficial ownership of the shares owned by NAR and the shares subject to the proxy.

(3) Information concerning the number of shares beneficially owned has been taken from the Statement on Schedule 13D filed by Regan Partners L.P. and Basil P. Regan on February 12, 2001 with the SEC. The Schedule 13D indicates that Mr. Regan and Regan Partners L.P. have shared voting and dispositive power with respect to 37,773,450 shares of Common Stock and Mr. Regan has sole voting and dispositive power with respect to 954,900 shares of Common Stock.

                SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

MANAGEMENT OWNERSHIP:

     The following table lists share ownership of the Common Stock as of April 25, 2001. The information includes beneficial ownership by each of our current directors and executive officers and by all directors and officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                               SHARES OF      PERCENT OF
NAME OF BENEFICIAL OWNER                                      COMMON STOCK     CLASS(1)
------------------------                                      ------------    ----------
Ralph Destino...............................................       21,666(3)        *
J. David Hakman(2)..........................................      291,058(4)        *
Alan Grieve.................................................       15,180           *
June R. Klein...............................................       31,766(5)        *
Kenneth Krushel.............................................       16,666(6)        *
Theodore H. Kruttschnitt(2).................................   10,090,666(7)      4.7%
Eloy Michotte...............................................           --          --
Alan G. Quasha..............................................    1,962,764(8)        *
Thomas C. Shull.............................................           --          --
Robert F. Wright............................................      104,719(9)        *
Brian C. Harriss............................................       53,600           *
Michael D. Contino..........................................      264,900(10)       *
William C. Kingsford........................................      160,165(11)       *
Frank J. Lengers............................................       13,000(12)       *
Steven Lipner...............................................       17,174(13)       *
Directors and executives officers as a group(15 persons)....   13,043,324         6.1%

---------------
  *  Less than 1%

 (1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 212,186,331 shares of Common Stock outstanding as of April 25, 2001.

 (2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 13 to the Statement on Schedule 13D filed by Mr. Kruttschnitt on June 16, 1997 with the Commission. Such statement sets forth the number of shares beneficially owned by Mr. Kruttschnitt and, of such shares, the number as to which he holds sole voting power, shared voting power, sole dispositive power or shared dispositive power. The amended Schedule 13D also indicated that Mr. Kruttschnitt is a member of a group which includes Mr. Hakman, who beneficially owns 291,058 shares.

 (3) Represents options to purchase 21,666 shares exercisable within 60 days.

 (4) Includes options to purchase 16,666 shares exercisable within 60 days.

 (5) Includes options to purchase 16,666 shares exercisable within 60 days.

 (6) Represents options to purchase 16,666 shares exercisable within 60 days.

 (7) Includes 16,666 shares exercisable within 60 days.

 (8) Includes 1,510,000 shares owned by NAR Group Limited. All of the shares owned by NAR Group Limited could also be deemed to be beneficially owned by Mr. Quasha, due to his shared investment and voting power in NAR Group Limited. Also includes options to purchase 16,666 shares exercisable within 60 days.

 (9) Includes options to purchase 16,666 shares exercisable within 60 days. Also includes 33,950 shares owned by Robert F. Wright Associates Inc. All of the shares owned by Robert F. Wright Associates Inc. could also be deemed to be beneficially owned by Mr. Wright as he is the sole shareholder of the corporation.

(10) Includes options to purchase 262,500 shares exercisable within 60 days.

(11) Represents options to purchase 160,165 shares exercisable within 60 days.

(12) Represents options to purchase 13,000 shares exercisable within 60 days.

(13) Includes options to purchase 15,000 shares exercisable within 60 days.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

GENERALLY:

     The Board of Directors currently consists of 10 members. The Board of Directors recently consented to reduce the number of directors constituting the entire Board of Directors to 6 effective as of the date of the Annual Meeting. Accordingly, the Board has nominated 6 directors for election at the Annual Meeting. All of them are currently serving as directors. Each of Ralph Destino, June R. Klein, Theodore H. Kruttschnitt and Alan G. Quasha who currently serve as directors agreed not to stand for reelection as directors. If you re-elect the 6 directors nominated for election at the Annual Meeting, they will hold office until the next annual meeting or until their successors have been elected or until their earlier death, resignation, retirement, disqualification or removal as provided in the Company's Certificate of Incorporation and Bylaws.

NOMINEES:

ALAN GRIEVE...............
  AGE 48 Alan Grieve has been the Company Secretary of Compagnie Financiere Richemont, A.G. and Richemont S.A., affiliates of Richemont, since 1988. Mr. Grieve also serves on the boards of a number of other subsidiaries of Compagnie Financiere Richemont, A.G. Prior to Richemont, Mr. Grieve worked with Price Waterhouse & Co. (now PriceWaterhouseCoopers) and Arthur Young (now Ernst & Young). Mr. Grieve was elected a director of the Company in December 2000.

J. DAVID HAKMAN...........
  AGE 59 J. David Hakman has been the Chief Executive Officer of Hakman Capital Corporation, Burlingame, California, an investment and merchant banking firm, since 1980. Mr. Hakman also serves as a director of Concord Camera Corp., a firm which manufactures and distributes cameras. Mr. Hakman was originally appointed a director of the Company in May 1989 pursuant to a nomination and standstill agreement among the Company and Theodore H. Kruttschnitt, Edmund Manwell, and himself (the "Nomination and Standstill Agreement") and was elected a director of the Company in October 1991.

KENNETH KRUSHEL...........
  AGE 48 Kenneth Krushel has been the Executive Vice President of Strategic and Business Development of Blackboard Inc., a provider of e-education software and commerce and access systems, since December 2000. From October 1999 to December 2000, Mr. Krushel was the Chairman and Chief Executive Officer of College Enterprises, Inc. From 1996 to 1999, Mr. Krushel was the Senior Vice President of Strategic Development for NBC Corp. and from 1994 to 1996 was Senior Vice President, Business Development, for King World Productions. Formerly, Mr. Krushel was President and Chief Operating Officer of Think Entertainment and Vice-President of Programming and Marketing for American Cablesystems. Mr. Krushel was elected a director of the Company in May 1999.

ELOY MICHOTTE.............
  AGE 53 Mr. Michotte has been an Executive Director of Richemont S.A., an affiliate of Richemont, since 1988. Prior to Richemont, Mr. Michotte held senior management positions with Ford Motor Company, McKinsey & Company and Bankers Trust Company. Mr. Michotte was elected a director of the Company and Chairman of the Board in December 2000.

THOMAS C. SHULL...........
  AGE 49 Thomas C. Shull has been President and Chief Executive Officer and a member of the Board of Directors of the Company since December 5, 2000. In 1990, Mr. Shull co-founded Meridian Ventures, a venture management and turnaround firm presently based in Connecticut and has served as chief executive officer since its inception. From 1997 to 1999, he served as President and CEO of Barneys New York, a leading luxury retailer, where he led them out of bankruptcy. From 1992 to 1994, Mr. Shull was Executive Vice President of R.H. Macy Company, Inc., where he was responsible for human resources, information technology, business development, strategic planning and merchandise distribution and led the merger negotiations with Federated Department Stores. Prior to that, he served as a consultant with McKinsey & Company and in the early 1980's as a member of the National Security Council Staff in the Reagan White House.

ROBERT F. WRIGHT..........
  AGE 75                   Robert F. Wright has been the President of Robert F.
                           Wright Associates, Inc., business consultants, since 1988. Prior thereto, he was a senior partner of the accounting firm Arthur Andersen & Co. Mr. Wright is a director of Reliance Standard Life Insurance Co., a life insurance company ("Reliance"), and affiliates, The Navigator Group, Inc., a property insurance company, and U.S. Timberlands Company, L.P., a manager of Western Timberlands. Mr. Wright was also a director of Reliance affiliate Quadlogic Controls Corp., a company engaged in the production of electrical metering equipment. Mr. Wright also serves on the board of Deotexis Inc., a company commercializing control release patents, and Universal American Financial Corp., a life insurance holding company. Mr. Wright was elected a director of the Company in October 1991.

NAMED EXECUTIVES WHO ARE NOT DIRECTORS:

MICHAEL LUTZ..............
  AGE 57 Executive Vice President -- Chief Operating Offering since March 1998. From September 1994 to March 1998, Mr. Lutz was Executive Vice President -- Operations of the Company. Prior to September 1994, Mr. Lutz held various positions with New Hampton, Inc./Avon Direct Response. Mr. Lutz resigned from the Company on April 6, 2001.

BRIAN C. HARRISS..........
  AGE 51 Executive Vice President and Chief Financial Officer since April 25, 2001. From June 1999 to April 25, 2001, Mr. Harriss was Senior Vice President and Chief Financial Officer of the Company. From 1998 to 1999, Mr. Harriss was a Managing Director of Dailey Capital Management, LP, a venture capital fund, and Chief Operating Officer of E-Bidding Inc., an Internet e-commerce freight website. From 1997 to 1998, Mr. Harriss served as the Vice President of Corporate Development at the Reader's Digest Association, Inc. From 1994 to 1996, Mr. Harriss was the Chief Financial Officer of the Thompson Minwax Company. Prior thereto,

                           Mr. Harriss held various financial positions with Cadbury Schweppes PLC, Tambrands, Inc. and Pepsico, Inc.

MICHAEL D. CONTINO........
  AGE 40 Executive Vice President and Chief Operating Officer since April 25, 2001. From December 1996 to April 25, 2001, Mr. Contino was Senior Vice President and Chief Information Officer of the Company. Mr. Contino has also been President of Keystone Internet Services, Inc. since November 2000. Mr. Contino joined the Company in 1995 as Director of Computer Operations and Telecommunications. Prior to 1995, Mr. Contino was the Senior Manager of IS Operations at New Hampton, Inc., a subsidiary of Spiegel, Inc.

RICHARD B. HOFFMAN........
  AGE 53 President and Chief Operating Officer of Hanover Brands since August 1999 and Senior Vice President and Chief Marketing Officer of the Company since March 1998. Prior to March 1998, Mr. Hoffmann was engaged in private marketing consulting from March 1997. Mr. Hoffmann was President and Chief Operating Officer of Jayhawk Acceptance Corporation from February 1996 to March 1997. Prior to February 1996, Mr. Hoffmann was a Senior Vice President at Fingerhut Companies, Inc. Mr. Hoffmann resigned from the Company on January 5, 2001.

BOARD MEETINGS:

     In 2000, the Board held thirteen (13) meetings in person or by conference telephone and took action by written consent on one (1) occasion. Three (3) of the thirteen (13) meetings were meetings of the independent directors of the Company's Board of Directors. Each incumbent director attended at least 75% of the aggregate number of the Company's Board Meetings and his or her committee meetings.

BOARD COMMITTEES:

     The Board has standing Executive, Audit, Stock Option and Executive Compensation, Nominating, and Transactions Committees.

  The Executive Committee.

     - During 2000, Messrs. Tanner (Chairman), Kaul, du Plessis, Quasha and Wright were members. Currently, Messrs. Michotte (Chairman), Grieve, Quasha, Shull and Wright are members.

     - The duties of the Executive Committee include:

      - recommending actions to the Board; and

      - acting on behalf of the Board on certain operating matters requiring Board approval when the Board is not in session.

      - The Executive Committee held four (4) meetings in person or by conference call and took action by written consent on four (4) occasions in 2000.

  The Audit Committee.

     - During 2000, Messrs. Wright (Chairman), Hakman, du Plessis, Tanner and Krushel were members. Currently, Messrs. Wright (Chairman), Hakman and Krushel are members. Each of the members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards.

     - The duties of the Audit Committee include:

      - monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

      - seeking to insure the independence and performance of the Company's external auditors and advise the Board;

      - monitoring the independence and performance of the Company's independent auditors and internal auditing department;

      - providing an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors;

      - reviewing and reassessing the adequacy of its charter at least annually;

      - reviewing the Company's annual audited financial statements prior to filing or distribution;

      - in consultation with the management, the independent auditors, and the internal auditors, considering the integrity of the Company's financial reporting processes and controls and significant risk exposures;

      - reviewing with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution;

      - reviewing the performance, independence and compensation of the independent auditors and approving, appointing and/or discharging auditors on an annual basis. Reviewing the independent auditor's plan, discussing yearly audit results with auditors prior to release, and considering independent auditors' judgments with respect to the quality and appropriateness of the Company's accounting methods; and

      - reviewing the internal organizational structure and qualifications, as needed; reviewing the annual audit scope and plan; reviewing the appointment, annual performance reviews and replacement of internal audit executives; reviewing summary findings and management's response; and reviewing annually, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements.

     - The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A, and which describes the organization, policy and responsibilities of the Audit Committee in greater detail.

     - The Audit Committee held four (4) meetings in 2000 in person or by conference call.

  The Stock Option and Executive Compensation Committee.

     - During 2000, Mr. Shailesh Mehta (Chairman) and Messrs. Destino, du Plessis, Quasha and Tanner were members. Currently, Messrs. Michotte (Chairman), Destino, Grieve and Quasha are members.

     - The duties of the Stock Option and Executive Compensation Committee include:

      - reviewing and making recommendations for approval by the Board of remuneration arrangements for directors and members of management.

     - The Stock Option and Executive Compensation Committee held six (6) meetings in 2000 in person or by conference call and took action by written consent on one (1) occasion in 2000.

  The Nominating Committee.

     - During 2000, Messrs. Kaul (Chairman), Destino and Hakman and Ms. Klein were members. Currently, Messrs. Shull (Chairman), Destino and Hakman and Ms. Klein are members.

     - The duties of the Nominating Committee include:

      - evaluating and recommending candidates for election to the Board.

     - The Nominating Committee held two (2) meetings in 2000.

     - The Bylaws of the Company require advance notice of nominations for election to the Board, other than those made by the Board. Unless waived by the Board, a notice of nomination must be received by the Company at least 75 days before initiation of solicitation to the Shareholders for election in the event of an election other than at an annual meeting of Shareholders, and at least 75 days before the date that corresponds to the record date of the prior year's annual meeting of Shareholders in the event of an election at an annual meeting of Shareholders, and in all events must include certain required information. The Nominating Committee will consider nominees recommended by Shareholders in accordance with the Company's Bylaws.

  The Transactions Committee.

     - During 2000 and currently, Messrs. Hakman (Chairman), Krushel and Kruttschnitt and Ms. Klein were members.

     - The duties of the Transactions Committee include:

     - Providing assistance to the directors in fulfilling their responsibility to the Shareholders by recommending appropriate actions to the Board of Directors or acting on behalf of the Board of Directors on a matter which requires Board approval involving any of the following:

     (a) A material transaction with: (1) a person who (or an entity which) may possess control of the Company by virtue of contract, ownership of securities or otherwise; (2) a director or shareholder owning more than ten percent (10%) of the voting securities of the Company; or (3) a person who is related by blood or marriage to a director or shareholder owning more than ten percent (10%) of the voting securities of the Company;

     (b) A material transaction or series of transactions pursuant to which, or as a result of which it is reasonably foreseeable that, a person or entity described in subparagraph (a) above would (1) obtain consideration which is either more favorable or materially different than the consideration to be received by, or is at the expense of, other holders of the same class of stock of the Company, or (2) have interests materially different than or adverse to the interests of the other holders of the same or any other class of stock of the Company; or

     (c) A material transaction or series of transactions that the Board of Directors determines to refer to the Transactions Committee.

     - The Transactions Committee held twelve (12) meetings in 2000 in person or by conference call.

INDEMNIFICATION OF OFFICERS AND DIRECTORS:

     We indemnify our executive officers and directors to the fullest extent permitted by applicable law against liabilities incurred as a result of their service to the Company and directors, in particular, against liabilities incurred as a result of their service as directors of other corporations when serving at the request of the Company. We have a directors and officers liability insurance policy, underwritten by Executive Risk Indemnity Company, Zurich American Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA, in the aggregate amount of $30,000,000. As to reimbursements by the insurer of the Company's indemnification expenses, the policy has a $250,000 deductible for securities claims against the Company and a $150,000 deductible for all other indemnifiable losses. The policy term is from June 5, 2000 to June 5, 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE:

     Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and beneficial owners of more than 10% of the Company's shares to file reports with the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements.

VOTE REQUIRED:

     The 6 nominees for director who receive the most votes will be elected. The enclosed proxy allows you to vote for the election of all of the nominees listed, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees.

     If you do not vote for a nominee, your vote will not count either for or against the nominee. Also, if your broker does not vote on any of the nominees, it will have no effect on the election.

     The persons named in the enclosed proxy intend to vote FOR the election of all of the nominees. Each of the nominees currently serves as a director and has consented to be nominated. We do not foresee that any of the nominees will be unable or unwilling to serve, but if such a situation should arise your proxy will vote in accordance with his or her best judgment.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION
                         OF THE NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

INDEPENDENT PUBLIC ACCOUNTANTS:

     The Company's Board of Directors has selected Arthur Andersen LLP ("AA") as the independent public accountants to audit the Company's financial statements for the fiscal year ending December 29, 2001. Representatives of AA are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions. While ratification of the Company's selection of accountants by the Company's shareholders is not required, in the event of a negative vote on such ratification, the Company's Board of Directors will reconsider its selection. AA audited the Company's financial statements for the year ended December 30, 2000.

FEES AND INDEPENDENCE:

     Audit Fees. AA billed the Company an aggregate of $716,000 for professional services rendered for the audit of the Company's financial statements for fiscal year ended December 30, 2000 and its reviews of the Company's financial statements included in the Company's Forms 10-Q during the 2000 fiscal year.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 30, 2000, AA provided no services and therefore billed no fees to the Company in connection with financial information systems design and implementation.

     All Other Fees. During the fiscal year ended December 30, 2000, AA billed the Company an aggregate of $802,841 for services rendered in connection with tax assistance, advisory services and internal audit support and development consulting.

     The Audit Committee of the Board of Directors has considered whether the provision of services by AA described in the preceding two paragraphs are compatible with maintaining AA's independence as the Company's principal accountant.

VOTE REQUIRED:

     The affirmative vote of a majority of the votes cast at the Annual Meeting, whether in person or by proxy, is required to ratify the selection of auditors.

            THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF
        THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS
                 FOR THE FISCAL YEAR ENDING DECEMBER 29, 2001.

               SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     If you wish to submit proposals to be presented at the 2002 Annual Meeting of Shareholders of the Company, they must be received by the Company no later than December 31, 2001 for them to be included in the Company's proxy material for that meeting.

                            DISCRETIONARY AUTHORITY

     If the Company did not receive notice of any matter that is to come before the shareholders at the 2001 Annual Meeting of Shareholders on or before March 20, 2001, which corresponds to forty-five (45) days before the date on which the Company first mailed this proxy statement, the proxy for the 2001 Annual Meeting of Shareholders may, pursuant to Rule 14a-4(c) of the Proxy Rules under the Securities Exchange Act of 1934, as amended, confer discretionary authority to vote on the matters presented.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

     YOU MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 2000, AS AMENDED, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY WRITING TO: INVESTOR RELATIONS, HANOVER DIRECT, INC., 1500 HARBOR BOULEVARD, WEEHAWKEN, NEW JERSEY 07087.

                                          By Order of the Board of Directors

                                          Charles F. Messina
                                          Secretary

Dated: May 4, 2001

             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND
                 RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR
                     VOTE BY THE INTERNET OR BY TELEPHONE.

                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT

                                   APPENDIX A
                              HANOVER DIRECT, INC.

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

ORGANIZATION

     There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall consist of at least three (3) members and shall have a Chairman. Each member of the Audit Committee shall be independent and financially literate.

     To be "independent", a member must NOT

          a) be employed by Hanover Direct, Inc. (the "Company") or any of its affiliates for the current year or any of the past three years;

          b) have accepted any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for service on the Board of Directors, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

          c) be a member of the immediate family of any individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer;

          d) be a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed five percent of the Company's or business organization's consolidated gross revenues for that year (or in any of the past three years), or $200,000, whichever is more; or

          e) be employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

     To be "financially literate" a member must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or become able to do so within a reasonable period of time after his or her appointment to the Audit Committee.

     In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in such member's financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Company's directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the directors, the independent auditors, the internal auditors, and the financial management of the Company. Notwithstanding the foregoing, the independent auditors of the Company shall be ultimately accountable to the Board of Directors and the Audit Committee.

MEETINGS

     The Audit Committee shall meet at least four times a year. The agenda of each meeting shall be prepared at the direction of the Chairman of the Audit Committee and, whenever reasonably practicable, circulated to each member prior to the date of the meeting.

RESPONSIBILITIES

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     In carrying out its responsibilities, the Audit Committee shall establish and maintain flexible policies and procedures, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

GENERAL

     1. Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     2. Seek to insure the independence and performance of the Company's external auditors and advise the Board.

     3. Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     4. Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     5. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     6. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     7. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant risk exposures and the steps management has taken to monitor, control, and report such exposure.

     8. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 and SAS 90 (see item 13 below). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

INDEPENDENT AUDITORS

     9. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     10. Approve fees and other significant compensation to be paid to the independent auditors.

     11. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     12. Review the independent auditor's plan -- discuss general audit approach, scope, staffing, locations, and reliance upon management and internal audit.

     13. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61 and SAS 90.

     14. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles and disclosures as applied in its financial reporting.

INTERNAL AUDIT DEPARTMENT AND LEGAL COMPLIANCE

     15. Review the organizational structure and qualifications of the internal audit department, as needed.

     16. Review the annual audit scope and plan of the internal audit department.

     17. Review the appointment, annual performance reviews, and replacement of the senior internal audit executive.

     18. On a regular basis, review summaries of findings prepared by the internal audit department, together with management's response and follow-up to these reports.

     19. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

     20. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     21. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     22. Review, and update periodically as necessary a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     23. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                                                      APPENDIX B

                              HANOVER DIRECT, INC.

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 31, 2001


       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned stockholder of Hanover Direct, Inc. (the "Company") hereby appoints each of Brian C. Harriss and William C. Kingsford, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the common stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company to be held at the Hotel Intercontinental, 111 East 48th Street, New York, New York 10017 on Thursday, May 31, 2001 at 9:30 a.m. local time, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE COMPANY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                 IMPORTANT: SIGNATURE AND DATE ON REVERSE SIDE

A   [X]         Please mark your votes as in this example.

1.       ELECTION OF DIRECTORS

    [ ]  FOR all nominees listed at the right (except as marked to the contrary)
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed at right

NOMINEES: Alan Grieve, J. David Hakman, Kenneth Krushel, Eloy Michotte, Thomas
C. Shull, Robert F. Wright

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



2. RATIFICATION OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF HANOVER, OF ARTHUR ANDERSEN LLP AS HANOVER'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 2001.

         [ ] FOR               [ ] AGAINST                 [ ] ABSTAIN

3. IN THEIR DISCRETION, THE ABOVE NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned herby acknowledges receipt of a copy of the accompanying
Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this Proxy directly to such person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                ______________________________
                                                  Signature of Stockholder(s)


                                                ______________________________
                                                  Name of Stockholder(s)


                                                Dated:  ________________, 2001

NOTE: Please complete, date and sign exactly as name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If a corporation, please sign full corporate name by authorized officer. If shares are held jointly, each holder should sign.

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